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As filed with the Securities and Exchange Commission on December 22, 20003.

        Registration No. 333-104897

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCER INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	23-2934601 (I.R.S. Employer Identification Number)

10 North Highway 31
Pennington, New Jersey 08534
(609) 737-0426
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
 Andrew R. Speaker
President and Chief Executive Officer
Mercer Insurance Group, Inc.
10 North Highway 31
P.O. Box 278
Pennington, New Jersey 08534

(609) 737-0426
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Waldron, Esquire Edward C. Hogan, Esquire Stevens & Lee 620 Freedom Business Center Suite 200 P.O. Box 62330 King of Prussia, PA 19406 (610) 205-6000	John S. Chapman, Esquire J. Brett Pritchard, Esquire Lord, Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603 (312) 443-0700

        Approximate date of commencement of proposed sale to the public: None.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

        The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-104897) is to amend exhibit 99.1.5 of the Registration Statement to include the Griffin Financial Group, LLC ("Griffin") Pro Forma Appraisal Update Report of Mercer Mutual Insurance Company and Mercer Insurance Group, Inc. dated December 3, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-104897 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Pennington, State of New Jersey, on                        .

MERCER INSURANCE GROUP, INC.
By:	/s/ ANDREW R. SPEAKER Andrew R. Speaker, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-104897 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ ANDREW R. SPEAKER Andrew R. Speaker	President, Chief Executive Officer, and Director (Principal Executive Officer)	December 22, 2003
/s/ ROLAND D. BOEHM Roland D. Boehm	Vice Chairman of the Board of Directors	December 22, 2003
/s/ WILLIAM FOGLER William Fogler	Director	December 22, 2003
/s/ GEORGE T. HORNYAK, JR. George T. Hornyak, Jr.	Director	December 22, 2003
/s/ RICHARD U. NIEDT Richard U. Niedt	Director	December 22, 2003
/s/ RICHARD G. VAN NOY Richard G. Van Noy	Chairman of the Board of Directors	December 22, 2003

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/s/ H. THOMAS DAVIS, JR. H. Thomas Davis, Jr.	Senior Vice President and a Director	December 22, 2003
/s/ WILLIAM C. HART William C. Hart	Director	December 22, 2003
/s/ SAMUEL J. MALIZIA Samuel J. Malizia	Director	December 22, 2003
/s/ RICHARD V. NIEDT Richard V. Niedt	Director	December 22, 2003
/s/ GORDON A. COLEMAN Gordon A. Coleman	Treasurer (Principal Accounting Officer)	December 22, 2003
By:	/s/ ANDREW R. SPEAKER Andrew R. Speaker Attorney-In-Fact

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EXPLANATORY NOTE
SIGNATURES